Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

Innovative Industrial Properties, Inc.

San Diego, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 4, 2016, relating to the consolidated financial statements as of September 30, 2016 and for the period from June 15, 2016 (date of incorporation) through September 30, 2016 of Innovative Industrial Properties, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/BDO USA, LLP

Costa Mesa, California

November 16, 2016